UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                              AMENDMENT TO FORM 8-A

                for registration of certain classes of securities
                     pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): February 28, 2005

                              BellSouth Corporation
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             (Exact Name of Registrant as Specified in Its Charter)

                                     Georgia
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                    (State of Incorporation or Organization)

                                   58-1533433
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                        (IRS Employer Identification No.)

Room 15G03, 1155 Peachtree Street, N. E., Atlanta, Georgia      30309-3610
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         (Address of Principal Executive Offices)               (Zip Code)

Securities to be Registered Pursuant to Section 12(b) of the Act:

     Title of each class                        Name of each exchange on which
     to be so registered                        each class is to be registered
Preferred Stock Purchase Rights            New York Stock Exchange
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|
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If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

Securities Act registration statement file number to which this form relates:
001-08607  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

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                                (Title of class)

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                                (Title of class)


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 Item 1.  Description of Registrant's Securities to be Registered.

On March 2, 2005, the Company amended the Rights Agreement dated November 22, 1999 between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, LLC), as rights agent. The purpose of the amendment ("Amendment") was to increase the percentage amount of shares that may be acquired by a shareholder without being an "Acquiring Person" pursuant to the terms of the Rights Agreement.

The Rights Agreement provides that an "Acquiring Person", which is generally defined as any shareholder who is the beneficial owner of 10% or more of the Company's stock, will trigger the Rights issued under the Rights Agreement to become exercisable. The amendment changes the definition of "Acquiring Person" to raise the trigger level from 10% to 15% and makes other conforming changes in the Rights Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the attached copy of the Amendment. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement and the Amendment.

The Form 8-A that was filed with the Securities and Exchange Commission on November 23, 1999 is amended by deleting "10%" in the third paragraph of Item 1, and replacing it with "15%".

Item 2. Exhibits.

Exhibit No.

4a Amendment No. 1 to BellSouth Corporation Shareholder Rights Agreement, dated as of March 2, 2005.

                                    SIGNATURE


Pursuant to the requirements of Section 12 of Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.




BELLSOUTH CORPORATION


By:   /s/ Pat Shannon
      Pat Shannon
      Senior Vice President - Finance and Controller
      March 2, 2005